                                                                 EXHIBIT 99.2



                                                       1840 Century Park East
[LOGO]                                                 Los Angeles, CA  90067
                                                               (310) 556-2200

                                                        FOR IMMEDIATE RELEASE




                KERR ANNOUNCES ASSET SALE, DEBT REDUCTION, RESTRUCTURING PROGRAM, A NEW CHIEF EXECUTIVE OFFICER, AND 1995 RESULTS




         LOS ANGELES, CALIFORNIA (March 15, 1996) -- Kerr Group, Inc. (NYSE:KGM), announced today the sale of certain assets of the Consumer Products Business, a reduction of debt and extension of waivers by lenders, a restructuring program, a new Chief Executive Officer, and 1995 financial results.

SALE OF ASSETS

         Roger W. Norian, Chairman, President and Chief Executive Officer, said that the Company had sold certain assets of the Consumer Products Business to Alltrista Corporation for a purchase price of $14.5 million. He said that the Company also expects to receive approximately $16.5 million, primarily during the remainder of 1996, from the Company's sale to its customers of the inventory and from the collection of the accounts receivable of the Consumer Products Business. These proceeds will be utilized for working capital, to reduce debt, including $3.5 million of debt secured by liens on certain fixed assets of the Company, and to fund costs of the restructuring program.

DEBT REDUCTION

         Mr. Norian said that the debt holders had agreed to extend, until May 15, 1996, waivers with respect to defaults under certain financial covenants in loan agreements with the Company and to extend the maturity of a $6.0 million note due April 15, 1996, until May 15, 1996. He also stated that discussions with the Company's lenders were continuing regarding further amendments of terms, including the further extension of the maturity of the $6.0 million note, and additional reduction of indebtedness. He said that the indebtedness of the Company is unsecured.

RESTRUCTURING PROGRAM

         Mr. Norian said that he had recommended to the Board of Directors a restructuring of the Company which would include moving the corporate headquarters from Los Angeles, California to Lancaster, Pennsylvania, where the Plastic Products Business is headquartered, and the consolidation of certain manufacturing facilities. He said this restructuring would result in annualized cost savings of approximately $6.5 million. These savings will be substantially realized in 1997.

         Mr. Norian said that he had told the Board of Directors that, after more than 20 years with the Company in its Los Angeles office, first as Chief Financial Officer and then as Chief Executive Officer, he had decided not to move to Lancaster. He said that he had recommended that D. Gordon Strickland, Senior Vice President, Chief Financial Officer and General Manager of the Consumer Products Business, be elected as President, Chief Executive Officer, and a Director of the Company. Mr. Norian said that the Board had approved the restructuring program, accepted his decision not to move to Lancaster, and approved his recommendation with respect to Mr. Strickland. Mr. Norian said that effective today, he had been succeeded by Mr. Strickland. Mr. Norian said that he would continue as a Director but had resigned as Chairman.

         In connection with the sale of Consumer Products Business assets and the restructuring program, the Company will report in the first quarter of 1996 a one time pretax charge of approximately $4.8 million, which is comprised of a $2.9 million gain on the sale of the Consumer Products assets and a restructuring charge of $7.7 million. In addition to this charge, the Company will incur additional non-recurring pretax charges of $2.4 million during 1996 and early 1997 for restructuring related costs that accounting rules do not permit to be accrued at the time of announcement of a restructuring.

1995 FINANCIAL RESULTS

         Kerr reported a loss applicable to common stockholders of $6,136,000 or $1.60 per common share for the year ended December 31, 1995, compared to earnings applicable to common stockholders for the year ended December 31, 1994 of $2,575,000 or 70 cents per common share. The loss in 1995 includes an unusual loss of $602,000 after tax, or $0.16 cents per common share, related to the write-down in the book value of land formerly used by the Company as a glass container manufacturing plant.

         The decline in earnings in 1995, as compared to 1994, was due primarily to lower earnings in both the Plastic Products and Consumer Products Businesses, and higher interest expense. Earnings of the Plastic Products Business decreased in 1995 compared to 1994, primarily due to cost-price pressures, including substantially higher resin costs and competitive pricing.

        The current price the Company is paying for resin has declined significantly since July 1995.

         Earnings of the Consumer Products Business decreased in 1995 compared to 1994, primarily due to the sale of higher cost inventory produced during 1994, higher customer rebates, and lower sales volume due to adverse weather conditions.

         Net sales amounted to $138,995,000 in 1995 compared to $139,156,000 in 1994.

         Net sales of the Plastic Products Business increased to $109,187,000 in 1995 compared to $106,792,000 in 1994. Segment operating earnings of the Plastic Products Business decreased to $4,842,000 in 1995, compared to $12,055,000 in 1994.

         Net sales of the Consumer Products Business decreased to $29,808,000 in 1995 from $32,364,000 in 1994. Segment operating earnings of the Consumer Products Business decreased to a loss of $1,590,000 in 1995, compared to earnings of $3,213,000 in 1994.

         For the three months ended December 31, 1995, the Company had a loss applicable to common stockholders of $3,744,000 or 95 cents per common share, compared to earnings applicable to common stockholders of $24,000 or 1 cent per common share in the three months ended December 31, 1994. The decline in earnings in 1995 was primarily due to lower earnings in both the Plastic Products and Consumer Products Businesses. Earnings of the Plastic Products Business declined primarily due to cost-price pressures and lower production volume. Earnings of the Consumer Products Business decreased primarily due to the sale of higher cost inventory produced in 1994, higher customer rebates, and lower sales volume. The loss in the fourth quarter of 1995 includes an unusual loss of $602,000 or $0.15 cents per common share related to the write-down in the book value of land.

         Net sales were $27,692,000 in the fourth quarter of 1995 as compared to $28,148,000 in the same period in 1994.

         Kerr is a major producer of plastic packaging products.

                                     # # #


Company Contact:   D. Gordon Strickland
                   President and Chief Executive Officer
                   (310) 284-2585

                                KERR GROUP, INC.
               Consolidated Statements of Earnings (Loss) for the
        Three Months and Twelve Months Ended December 31, 1995 and 1994
                                 (In Thousands)



                                                              Three Months Ended                     Twelve Months Ended
                                                                   December 31,                          December 31,
                                                           ------------------------                ------------------------
                                                             1995            1994                    1995            1994
                                                           -------          -------                --------        --------
                                                                  (Unaudited)                             (Audited)

Net sales                                                  $27,692          $28,148                $138,995        $139,156
Cost of sales                                               24,101           19,607                 108,964          96,356
                                                           -------          -------                --------        --------
         Gross profit                                        3,591            8,541                  30,031          42,800

Selling, warehouse, general and
    administrative expense                                   6,931            7,098                  32,037          32,435
Loss on revaluation of land (1)                              1,000              -0-                   1,000             -0-
Interest expense                                             1,587            1,258                   6,047           4,985
Interest and other income                                      (90)             (72)                   (228)           (369)
                                                           -------          -------                --------        --------
         Earnings (loss) before income taxes                (5,837)             257                  (8,825)          5,749

Provision (benefit) for income taxes                        (2,301)              25                  (3,518)          2,345
                                                           -------          -------                --------        --------

         Net earnings (loss)                               $(3,536)         $   232                $ (5,307)       $  3,404

Preferred stock dividends                                      208              208                     829             829
                                                           -------          -------                --------        --------

         Net earnings (loss) applicable
             to common stockholders                        $(3,744)         $    24                $ (6,136)       $  2,575
                                                           =======          =======                ========        ========

Net earnings (loss) per common share,
    primary and fully diluted: (2)                         $ (0.95)         $  0.01                $  (1.60)       $   0.70
                                                           =======          =======                ========        ========





(1) During the fourth quarter of 1995, the Company incurred a pretax loss of $1,000,000 (after-tax loss of $602,000 or 15 cents per common share) related to the write-down in the book value of land held for sale formerly used by the Company as a glass container manufacturing plant.

(2) Weighted average number of common shares outstanding for the three months and twelve months ended December 31, 1995 were 3,933,000 and 3,842,000, respectively, and for the three months and twelve months ended December 31, 1994 were 3,677,000 and 3,674,000, respectively. Fully diluted net earnings per common share reflect when dilutive, a) the incremental common shares issuable upon the assumed exercise of outstanding stock options, and
    b) the assumed conversion of the Preferred Stock and the elimination of the related Preferred Stock dividends. Antidilution occurred in the three months and twelve months ended December 31, 1995 and 1994.